As filed with the Securities and Exchange Commission on August 13, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

National energy services REunited corp.

(Exact name of Registrant as specified in its charter)

British Virgin Islands (State or other jurisdiction of incorporation or organization)	98-1367302 (IRS Employer Identification No.)

777 Post Oak Blvd., Suite 730
Houston, Texas 77056
(832) 925-3777

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sherif Foda
Chief Executive Officer
777 Post Oak Blvd., Suite 730
Houston, Texas 77056
(832) 925-3777
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric Johnson
Locke Lord LLP
600 Travis Street, Suite 2800
Houston, Texas 77002
(713) 226-1249

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X] (Do not check if smaller reporting company)	Smaller Reporting Company	[ ]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Ordinary Shares, no par value	5,000,000	(3)	$11.12	$55,600,000	$6,922

(1)	Represents shares of ordinary shares, no par value (the “Ordinary Shares”), of National Energy Services Reunited Corp. (the “Registrant”) reserved for issuance under the National Energy Services Reunited Corp. 2018 Long-Term Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) shall be deemed to cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan.

(2)	The proposed maximum offering price per share and the proposed maximum aggregate offering price of the Ordinary Shares being registered hereby have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices for a share of Common Stock as reported on the NASDAQ Capital Market on August 9, 2018.

(3)	The Registrant is filing this Registration Statement to register an aggregate of 5,000,000 Ordinary Shares that may be delivered with respect to awards under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide to all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the rules and regulations of the Commission, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K (File No. 001-38091) for the fiscal year ended December 31, 2017, filed with the Commission on March 27, 2018;

(b)	The Registrant’s Quarterly Report on Form 10-Q (File No. 001-38091) for the quarter ended March 31, 2018, filed with the Commission on May 14, 2018;

(c)	The Registrant’s Proxy Statement on Schedule 14A (File No. 001-38091) filed with the Commission on May 8, 2018, as amended or supplemented;

(d)	The Registrant’s Current Reports on Form 8-K (File No. 001-38091) filed with the Commission on April 4, 2018, April 30, 2018, May 8, 2018, May 23, 2018, May 30, 2018, June 12, 2018, June 22, 2018, and June 28, 2018;

(e)	The Registrant’s Current Reports on Form 6-K (File No. 001-38091) filed with the Commission on July 16, 2018, and August 8, 2018; and

(f)	The description of the Registrant’s Ordinary Shares as set forth in our registration statement on Form 8-A, filed with the SEC on March 29, 2017, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all reports on Form 6-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may provide indemnification against civil fraud or the consequences of committing a crime where the officer or director acted in bad faith. Our memorandum and articles of association provide that, subject to certain limitations, the company shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which immediately precedes such exhibits and is incorporated herein by reference.

Item 9. Undertakings.

a)	The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on August 13, 2018.

NATIONAL ENERGY SERVICES REUNITED CORP.

By:	/s/ Sherif Foda
Name:	Sherif Foda
Title:	Chief Executive Officer (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sherif Foda and Melissa Cougle and each of them acting alone, his true and lawful attorneys-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Sherif Foda	Chief Executive Officer and Chairman of the	August 13, 2018
Sherif Foda	Board
(Principal Executive Officer)

/s/ Melissa Cougle	Chief Financial Officer	August 13, 2018
Melissa Cougle	(Principal Financial and Accounting Officer)

/s/ Thomas Wood	Director	August 13, 2018
Thomas Wood

/s/ Antonio J. Campo Mejia	Director	August 13, 2018
Antonio J. Campo Mejia

/s/ Andrew Waite	Director	August 13, 2018
Andrew Waite

/s/ Adnan Ghabris	Director	August 13, 2018
Adnan Ghabris

/s/ Salem Al Noaimi	Director	August 13, 2018
Salem Al Noaimi

/s/ Nadhmi Al-Nasr	Director	August 13, 2018
Nadhmi Al-Nasr

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EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 001-38091) , filed with the Commission on June 28, 2018.)

4.2	National Energy Services Reunited Corp. 2018 Long-Term Incentive Plan (incorporated by reference to Annex F of the Registrant’s definitive proxy statement on Schedule 14A (File No. 001-38091) filed with the Commission on May 8, 2019.)

5.1	Legal Opinion of Ogier.*

23.1	Consent of Independent Registered Public Accounting Firm, Marcum LLP.*

23.2	Consent of Independent Registered Public Accounting Firm, KPMG*

23.3	Consent of Independent Registered Public Accounting Firm, KPMG*

23.4	Consent of Ogier (included in Exhibit 5.2).

* Filed herewith

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